EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 11, 2021 with respect to the statements of condition including the related portfolios of ESG Opportunity Portfolio 2021-2, The Dow Jones Total Market Portfolio, Enhanced Index Strategy 2021-2 and Insider Buy Strategy 2021-2 (included in Invesco Unit Trusts, Series 2117) as of March 11, 2021 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-252611) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
March 11, 2021